Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 27, 2012	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

FIRST QUARTER 2012 RESULTS AND DECLARES DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2012, reporting net income of $46.8 million for the quarter compared with net income of $23.1 million for the first quarter of 2011. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending March 31, 2012, next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 0.52 percent, the approximate daily average three-month LIBOR yield for the first quarter. The dividend, based on average stock outstanding for the first quarter of 2012, will be paid on May 2, 2012.

“It is gratifying that the Bank has achieved 10 successive profitable quarters and declared six consecutive dividend payments,” said President and Chief Executive Officer Edward A. Hjerpe III. “We will continue our efforts to strengthen the Bank’s balance sheet as we deliver the funding and solutions members need to support the housing and development needs of communities throughout our district.”

2012 First Quarter Operating Highlights

Net income for the quarter ending March 31, 2012, was $46.8 million, $23.7 million higher than the net income of $23.1 million for the first quarter of 2011. These results led to a $5.2 million contribution to the Bank’s Affordable Housing Program for the quarter. Contributing to the net income during the first quarter of 2012 was $4.4 million earned on net prepayment fees from advances and investments.

Credit-related other-than-temporary impairment charges on certain private-label mortgage-backed securities were $3.0 million for the first quarter of 2012, a $27.6 million, or 90.3 percent, improvement compared with the $30.6 million recorded in the first quarter of 2011. The charges resulted from an increase in projected losses on the collateral underlying certain private-label MBS with a combined par value of $115.3 million at March 31, 2012. Additionally, other income for the first quarter of 2012 declined by $9.2 million from $10.5 million in the first quarter of 2011, due primarily to the absence of gains from the sale of securities that occurred in 2011.

Net interest income after provision for credit losses for the quarter ending March 31, 2012, was $69.5 million, compared with $66.9 million for the first quarter of 2011. Net prepayment fees of $4.4 million contributed to the $2.6 million increase in net interest income in the first quarter of 2012, compared with net prepayment fees of $1.2 million in the first quarter of 2011. Furthermore, during the first quarter of 2012, the Bank reduced its allowance for credit losses on mortgage loans by $1.2 million due to a decline in delinquencies in the portfolio as well as an increase in the credit-enhancement obligation of participating financial institutions, which absorb credit losses prior to the Bank’s incurrence of such losses. Average earning assets declined from $55.3 billion for the first quarter of 2011, to $48.7 billion for the first quarter of 2012. This decline was driven by a $4.4 billion drop in average investments balances and a $2.1 billion reduction in average advances balances. Average balances of advances declined from $26.9 billion during the first quarter of 2011 to $24.8 billion during the first quarter of 2012, as members’ deposits continue to be at relatively high levels, resulting in reduced need for advances.

Net interest spread was 0.47 percent for the quarter ended March 31, 2012, a six basis point increase from the first quarter of 2011, and net interest margin was 0.56 percent, a seven basis point increase from the first quarter of 2011. The increases in net interest spread and net interest margin were primarily attributable to the increase in net prepayment fees earned during the quarter. The higher net interest spread and margin results are also partly attributable to the cumulative effects of redemption and refinancing of debt in a very low-interest rate environment, combined with slower than expected prepayments of mortgage loans held for investment despite a historically low-interest rate environment. In addition, the steepness of the yield curve has enabled the Bank to earn a higher spread on assets whose average terms to repricing were longer than those of the corresponding liabilities. Notwithstanding the Bank’s success in achieving strong net interest spread and net interest margin for the quarter, the Bank expects these measurements to decline in subsequent quarters in 2012 based on the sustained low-interest rate environment noted above combined with the fact that the Bank is exhausting its opportunities to redeem and refinance debt, though its seasoned mortgage loan portfolio will continue to amortize. The decline in the Bank’s average earning assets since December 31, 2008, is likely to negatively impact future earnings, particularly given the low-interest rate environment, since reinvestment opportunities are not as profitable in such an environment.

First Quarter 2012 Balance-Sheet Highlights

Total assets declined 6.1 percent to $46.9 billion at March 31, 2012, down from $50.0 billion at year-end 2011, principally driven by a decrease in investments.

Advances decreased 1.2 percent to $24.9 billion, compared with $25.2 billion at year-end 2011.

Total investments were $18.6 billion at March 31, 2012, a decrease of $2.8 billion, or 13.0 percent, compared with $21.4 billion at December 31, 2011. The decrease was due to a $2.8 billion decline in short-term money-market investments, which reflects the Bank’s decreased need for these kinds of investments to satisfy its liquidity requirements based on the decrease in advances balances and extension of the terms of outstanding debt. The par value of private-label MBS declined to $2.5 billion at March 31, 2012, a decline of $88.1 million from December 31, 2011, while the carrying value of private-label MBS declined to $1.5 billion at March 31, 2012, a decline of $60.9 million from December 31, 2011. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion, a level reached in September 2007.

Investments in mortgage loans totaled $3.2 billion at March 31, 2012, an increase of $57.2 million from year-end 2011.

GAAP capital at March 31, 2012, was $3.3 billion, a slight decrease from $3.5 billion at year-end 2011, reflecting the Bank’s repurchase of $250 million of excess capital stock in March 2012. Restricted retained earnings totaled $32.3 million at March 31, 2012, while total retained earnings at March 31, 2012, grew to $440.5 million, an increase of $42.4 million from December 31, 2011.

Accumulated other comprehensive loss totaled $519.8 million at March 31, 2012, an improvement of $14.6 million from December 31, 2011.

The Bank remained in compliance with all regulatory capital ratios at March 31, 2012, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2011.(1) At March 31, 2012, the Bank’s total regulatory capital-to-assets ratio was 8.7 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.1 billion, exceeding its $814.5 million minimum regulatory risk-based capital requirement. Additionally, the Bank’s internal minimum capital requirement, which is the sum of the Bank’s 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.8 billion at March 31, 2012, which was satisfied by the Bank’s actual regulatory capital of $4.1 billion. The ratio of the Bank’s market value of equity to its par value of capital stock was 97 percent at March 31, 2012, compared with 95 percent at December 31, 2011.

Dividend Expectations

In declaring the dividend, the board reiterated that it anticipates that it will continue to declare modest cash dividends through 2012 consistent with this dividend declaration, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended. The board also adopted a resolution that it would not declare dividends in excess of 20 percent of quarterly net income for the quarter on which the dividend is based for the remainder of 2012 without the Federal Housing Finance Agency’s nonobjection.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	3/31/2012	12/31/2011	3/31/2011
ASSETS
Advances	$24,891,964	$25,194,898	$25,938,797
Investments (2)	18,589,831	21,379,548	25,907,601
Mortgage loans held for portfolio, net	3,166,457	3,109,223	3,165,483
Other assets	263,647	284,668	583,822
Total assets	$46,911,899	$49,968,337	$55,595,703

LIABILITIES
Consolidated obligations, net	$41,367,791	$44,531,253	$50,512,871
Deposits	760,374	654,246	810,529
Mandatorily redeemable capital stock	214,859	227,429	106,608
Other liabilities	1,245,698	1,066,375	821,176

CAPITAL
Class B capital stock	3,402,556	3,625,348	3,646,009
Retained earnings – unrestricted	408,154	375,158	269,544
Retained earnings – restricted (3)	32,299	22,939	—
Total retained earnings	440,453	398,097	269,544
Accumulated other comprehensive loss	(519,832)	(534,411)	(571,034)
Total capital	3,323,177	3,489,034	3,344,519
Total liabilities and capital	$46,911,899	$49,968,337	$55,595,703

Total regulatory capital-to-assets ratio	8.7%	8.5%	7.2%
Ratio of market value of equity (MVE) to par value of capital stock (4)	97%	95%	96%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2012	12/31/2011	3/31/2011

Total interest income	$177,061	$186,526	$192,483
Total interest expense	108,719	104,500	125,532
Net interest income	68,342	82,026	66,951
Net interest income after provision for credit losses	69,493	81,399	66,900
Net other-than-temporary impairment losses on investment securities recognized in income	(2,960)	(3,479)	(30,584)
Other income	1,245	10,001	10,492
Operating expense	13,124	13,544	12,546
Other expense	2,622	2,450	2,774
Affordable Housing Program assessment	5,232	7,220	2,584
REFCorp assessment	—	—	5,781
Total assessments	5,232	7,220	8,365
Net income	$46,800	$64,707	$23,123

Performance Ratios:
Return on average assets	0.38%	0.51%	0.17%
Return on average equity	5.44%	7.43%	2.83%
Net interest spread	0.47%	0.58%	0.41%
Net interest margin	0.56%	0.65%	0.49%

(1)

For additional information on the Bank’s capital requirements, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Bank’s annual report on Form 10-K filed with the SEC on March 23, 2012 (the 2011 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)

The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2011 Annual Report.

(4)

MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A —Quantitative and Qualitative Disclosures About Market Risk—Market and Interest Rate Risk—Measurement of Market and Interest Rate Risk in the 2011 Annual Report.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “anticipates,”  “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. Statements about dividend expectations are examples of such statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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